EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated April 6, 2020, relating to the consolidated financial statements and financial statement schedule of Modiv Inc. (formerly known as RW Holdings NNN REIT, Inc.) and subsidiaries appearing in the Annual Report on Form 10-K of Modiv Inc. for the year ended December 31, 2019, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ BAKER TILLY US, LLP, formerly SQUAR MILNER LLP

Irvine, California

January 22, 2021